EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to
Question 7C

Question 7.c
Addendum to Question 7.c on
Form N-SAR

List the name of each series
or portfolio and give a
consecutive number to each
series or portfolio
in excess of the 99
consecutive series or
portfolios permitted by the
form.

Series Number    Series Name
Is this the last filing for
this series? (Y or N)

108     WCM International
Small Cap Growth Fund
N

Please refer to the WCM
International Small Cap Growth
Fund Semi-Annual report to
shareholders dated October 31,
2017 to be filed on Form N-CSR
for additional information
concerning the Fund.